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                                                                  Exhibit (a)(3)

                          Offer to Purchase for Cash
                         All of the Outstanding Shares
          of $3.52 Cumulative Exchangeable Redeemable Preferred Stock
                                      of
                   Supermarkets General Holdings Corporation
                                      at
                             $38.25 Net Per Share
                                      by
                            Ahold Acquisition, Inc.
                    An Indirect Wholly-Owned Subsidiary of
                            Koninklijke Ahold N.V.
                                 (Royal Ahold)


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 1999 UNLESS THE OFFER IS EXTENDED.


                                                                 March 15, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Ahold Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands (the "Parent"), to act as Dealer Managers in connection with the Purchaser's offer to purchase all outstanding shares of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the "Shares"), of Supermarkets General Holdings Corporation, a Delaware corporation (the "Company"), at a price of $38.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 15, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase dated March 15, 1999.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

    3. A letter to stockholders of the Company from James Donald, Chairman of the Board, President, and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed on a timely basis.
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    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 1999 UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The tender price is $38.25 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

    2. The Offer is subject to there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with shares previously acquired by Parent, any direct or indirect subsidiary of Parent (including the Purchaser), the Company or any direct or indirect subsidiary of the Company, represent at least 66 2/3% percent of all of the issued and outstanding Shares on a fully diluted basis and certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 14-- "Conditions of the Offer" of the Offer to Purchase.

    3. The Offer is being made for all of the issued and outstanding Shares.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

    5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, April 9, 1999 unless the Offer is extended.

    6. The Board of Directors of the Company (two members of which were elected by the holders of the Shares, voting as a separate class) has unanimously determined that each of the Offer and the subsequent merger of the Company with and into SMG-II Holdings Corporation is fair to, and in the best interests of, the holders of the Shares and unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

    7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates"), along with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), including any required signature guarantees, or (ii) if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") along with an Agent's Message (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when Share Certificates are actually received by the Depositary.

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  In order to take advantage of the Offer (i) a duly executed and properly completed Letter of Transmittal (and any required signature guarantee or other required documents) or an Agent's Message in the case of Shares held in book-entry form should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3--"Procedures for Tendering Shares" of the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co., the Dealer Managers for the Offer, at 85 Broad Street, New York, New York 10004, telephone number (212) 357-6380, or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000.

  Requests for copies of the enclosed materials may also be directed to the Dealer Managers or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          Goldman, Sachs & Co.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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